Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On October 10, 2018, Wright Medical Group, Inc., a Delaware corporation (the Company), completed its previously announced acquisition of Cartiva, Inc., a Delaware corporation (Cartiva). Pursuant to the terms of the Agreement and Plan of Merger (the Merger Agreement), dated August 24, 2018, by and among the Company, Braves WMS, Inc., a Delaware corporation (the Merger Sub), Wright Medical Group N.V., a Dutch public limited liability company (naamloze vennootschap) (Wright), for the limited purposes referenced in the Merger Agreement, Cartiva, and Fortis Advisors LLC, a Delaware limited liability company, as representative of the stockholders of Cartiva, Merger Sub merged with and into Cartiva, with Cartiva continuing as the surviving entity and a wholly owned subsidiary of the Company (the Merger). The aggregate purchase price for the Merger was $435 million payable in cash (the Purchase Price), subject to certain adjustments set forth in the Merger Agreement.

At the effective time of the Merger (the Effective Time), in accordance with the Merger Agreement and subject to the terms and conditions of the Merger Agreement, among other things, (i) each share of Cartiva capital stock (other than shares held by Cartiva and shares owned by stockholders who have properly exercised and perfected appraisal rights under Delaware law) that was issued and outstanding immediately prior to the Effective Time was converted to the right to receive a pro rata share of the Purchase Price (the Per Share Amount), subject to the withholding of cash to be held in escrow for certain indemnification obligations and cash for certain expenses and subject to certain adjustments set forth in the Merger Agreement; and (ii) each option and each warrant to purchase shares of Cartiva’s capital stock that was issued and outstanding immediately prior to the Effective Time was converted to the right to receive the amount by which the Per Share Amount exceeded the exercise price per share attributable to such option or warrant, as applicable, subject to the withholding of cash to be held in escrow for certain indemnification obligations and cash for certain expenses and subject to certain adjustments set forth in the Merger Agreement.

The unaudited pro forma condensed combined balance sheet at September 30, 2018 gives effect to the Merger as if it had occurred on September 30, 2018. The unaudited pro forma condensed combined statements of operations for the fiscal year ended December 31, 2017 and nine months ended September 30, 2018 are presented as if the Merger was consummated on December 26, 2016, the beginning of Wright’s fiscal year 2017. The unaudited pro forma condensed combined financial statements (pro forma financial statements) are based on the historical consolidated financial position and results of operations of Wright and Cartiva. The following should be read in conjunction with the historical unaudited condensed consolidated financial statements of Wright for the nine months ended September 30, 2018 included in its Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on November 8, 2018 and in conjunction with the historical consolidated financial statements of Wright included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and in conjunction with the historical financial statements of Cartiva included in exhibits 99.1 and 99.2 of this Current Report on Form 8-K/A.

The preliminary allocation of the purchase price used in the unaudited pro forma financial statements is based upon preliminary estimates. The preliminary estimated fair values of certain assets and liabilities have been determined with the assistance of a third-party valuation firm and such firm’s preliminary work. Wright’s estimates and assumptions are subject to change during the measurement period (up to one year from the acquisition date) as it finalizes the valuations of certain tangible and intangible assets acquired and liabilities assumed in connection with the Merger. The primary areas of the purchase price allocation that are not yet finalized relate to identifiable intangible assets and goodwill.

The pro forma financial statements were prepared in accordance with Article 11 of Regulation S-X. The pro forma adjustments reflecting the completion of the Merger are based upon the acquisition method of accounting in accordance with U.S. generally accepted accounting principles (U.S. GAAP), and upon the assumptions set forth in the notes to the pro forma financial statements.

The pro forma financial statements are not intended to represent or be indicative of the consolidated results of operations or financial position that would have been reported had the Merger been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of Wright. The pro forma financial statements are based upon available information and certain assumptions that Wright’s management believes are reasonable.

The historical financial data has been adjusted to give pro forma effect to events that are (1) directly attributable to the Merger, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results. The pro forma financial statements do not reflect any revenue enhancements, anticipated synergies or dis-synergies, operating efficiencies, or cost savings that may be achieved. The allocation of the purchase price to the assets and liabilities acquired reflected in the pro forma financial data is preliminary and is based on Wright’s management’s estimates of the fair value and useful lives of the assets acquired and liabilities assumed. Accordingly, the actual financial position and results of operations may differ from these pro forma amounts as additional information becomes available and as additional analyses are performed. The final valuations may result in material changes to the preliminary estimated purchase price allocation.

The pro forma adjustments included in this document are subject to modification depending on changes in the final fair value determination for assets acquired and liabilities assumed, and as additional information becomes available and additional analyses are performed. The final allocation of the purchase price will be determined after the completion of analyses to determine the fair value of Cartiva’s tangible and identifiable intangible assets and liabilities as of the date the Merger was completed. Increases or decreases in the fair values of the net assets as compared with the information shown in the pro forma financial statements may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact Wright’s consolidated statements of operations due to adjustments in yield and/or amortization of the adjusted assets or liabilities. The final adjustments may be materially different from the pro forma financial statements presented.

The unaudited pro forma shareholders’ equity and net loss from continuing operations are qualified by the statements set forth under this caption and should not be considered indicative of the market value of Wright ordinary shares or the actual or future results of operations of Wright for any period. Actual results may be materially different than the pro forma information presented.

Wright Medical Group N.V.

Pro Forma Condensed Combined Balance Sheet

As of September 30, 2018

(In thousands)

(unaudited)

	Historical Wright Medical Group N.V	Historical Cartiva	Acquisition adjustments (Note 3)			Pro forma condensed combined
Assets:
Current assets:
Cash and cash equivalents	$694,903	$13,833	$(434,597)	3	(h)	$255,136
			(8,786)	3	(d)
			(5,399)	3	(f)
			(4,818)	3	(b)
Accounts receivables, net	122,595	4,670	—			127,265
Inventories	179,494	1,144	1,409	3	(g)	182,047
Prepaid expenses	14,935	430	—			15,365
Other current assets	311,808	20	—			311,828

Total current assets	1,323,735	20,097	(452,191)			891,641
Property, plant, and equipment, net	221,175	1,490	—			222,665
Goodwill	921,376	—	347,030	3	(c)	1,268,406
Intangible assets, net	209,590	—	81,000	3	(a)	290,590
Deferred income taxes	905	—	—			905
Other assets	162,514	80	—			162,594

Total assets	$2,839,295	$21,667	$24,161			$2,836,801

Liabilities and shareholders’ equity:
Current liabilities:
Accounts payable	$45,057	$371	—			$45,428
Accrued expenses and other current liabilities	506,322	2,534	—			508,856
Current portion of long-term obligations	514,930	2,200	(2,200)	3	(b)	514,930

Total current liabilities	1,066,309	5,105	(2,200)			1,069,214
Long-term debt and capital lease obligations	586,582	2,618	(2,618)	3	(b)	586,582
Deferred income taxes	12,312	—	—			12,312
Other liabilities	215,594	—	—			215,594

Total liabilities	1,880,797	7,723	(4,818)			1,883,702
Shareholders’ equity:
Ordinary shares	4,573	8	(8)	3	(e)	4,573
Additional paid-in capital	2,495,851	28,450	(28,450)	3	(e)	2,495,851
Accumulated other comprehensive income	2,648	—	—			2,648
(Accumulated deficit) retained earnings	(1,544,574)	(14,514)	14,514	3	(e)	(1,549,973)
			(5,399)	3	(f)

Total shareholders’ equity	958,498	13,944	(19,343)			953,099

Total liabilities and shareholders’ equity	$2,839,295	$21,667	$(24,161)			$2,836,801

See accompanying notes to the unaudited pro forma condensed combined financial statements

Wright Medical Group N.V.

Pro Forma Condensed Combined Statement of Operations

Nine Months Ended September 30, 2018

(In thousands, except per share data)

(unaudited)

	Historical Wright Medical Group N.V	Historical Cartiva	Acquisition adjustments (Note 4)			Pro forma condensed combined
Net sales	$598,043	$24,714	$—			$622,757
Cost of sales	131,004	1,281	—			132,285

Gross profit	467,039	23,433	—			490,472
Operating expenses:
Selling, general and administrative	417,297	15,521	(700)	4	(b)	432,118
Research and development	42,393	3,352	—			45,745
Amortization of intangible assets	19,031	—	5,600	4	(a)	24,631

Total operating expenses	478,721	18,873	4,900			502,494
Operating (loss) income	(11,682)	4,560	(4,900)			(12,022)
Interest expense, net	60,243	94	—			60,337
Other expense, net	75,649	—	—			75,649

(Loss) income from continuing operations before income taxes	(147,574)	4,466	(4,900)			(148,008)
(Benefit) provision for income taxes	(1,217)	148	—			(1,069)

Net (loss) income from continuing operations	(146,357)	4,318	(4,900)			(146,939)

Net loss from continuing operations per share-basic and diluted	$(1.35)					$(1.18)

Weighted-average number of ordinary shares outstanding-basic and diluted	108,348					124,458

See accompanying notes to the unaudited pro forma condensed combined financial statements

Wright Medical Group N.V.

Pro Forma Condensed Combined Statement of Operations

Fiscal year ended December 31, 2017

(In thousands, except per share data)

(unaudited)

	Historical Wright Medical Group N.V	Historical Cartiva	Acquisition adjustments (Note 4)		Pro forma condensed combined
Net sales	$744,989	$24,122	$—		$769,111
Cost of sales	160,947	1,185	—		162,132

Gross profit	584,042	22,937	—		606,979
Operating expenses:
Selling, general and administrative	525,222	14,036	—		539,258
Research and development	50,115	3,480	—		53,595
Amortization of intangible assets	28,396	—	7,467	4(a)	35,863

Total operating expenses	603,733	17,516	7,467		628,716
Operating (loss) income	(19,691)	5,421	(7,467)		(21,737)
Interest expense, net	74,644	228	—		74,872
Other expense, net	5,570	—	—		5,570

(Loss) income from continuing operations before income taxes	(99,905)	5,193	(7,467)		(102,179)
(Benefit) provision for income taxes	(34,968)	102	—		(34,866)

Net (loss) income from continuing operations	(64,937)	5,091	(7,467)		(67,313)

Net loss from continuing operations per share-basic and diluted	$(0.62)				$(0.55)

Weighted-average number of ordinary shares outstanding-basic and diluted	104,531				122,780

See accompanying notes to the unaudited pro forma condensed combined financial statements

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Description of Merger

The Merger Agreement provided for the business combination of Wright and Cartiva. Pursuant to the terms of the Merger Agreement, by and among the Company, the Merger Sub, Wright, Cartiva, and Fortis Advisors LLC, a Delaware limited liability company, as representative of the stockholders of Cartiva, Merger Sub merged with and into Cartiva, with Cartiva continuing as the surviving entity and a wholly owned subsidiary of the Company.

At the Effective Time, in accordance with the Merger Agreement and subject to the terms and conditions of the Merger Agreement, among other things, (i) each share of Cartiva capital stock (other than shares held by Cartiva and shares owned by stockholders who have properly exercised and perfected appraisal rights under Delaware law) that was issued and outstanding immediately prior to the Effective Time was converted to the right to receive the Per Share Amount, subject to the withholding of cash to be held in escrow for certain indemnification obligations and cash for certain expenses and subject to certain adjustments set forth in the Merger Agreement; and (ii) each option and each warrant to purchase shares of Cartiva’s capital stock that was issued and outstanding immediately prior to the Effective Time was converted to the right to receive the amount by which the Per Share Amount exceeded the exercise price per share attributable to such option or warrant, as applicable, subject to the withholding of cash to be held in escrow for certain indemnification obligations and cash for certain expenses and subject to certain adjustments set forth in the Merger Agreement.

The aggregate purchase price for the Merger was $435 million payable in cash, subject to certain adjustments set forth in the Merger Agreement. Total consideration transferred of $434.6 million is the preliminary purchase price and is subject to additional working capital adjustments. The purchase price was funded through an equity offering of 18.2 million shares on August 24, 2018.

2. Basis of Presentation

The pro forma financial statements were prepared using the acquisition method of accounting and based on the historical financial information of Wright and Cartiva. The acquisition method of accounting in accordance with ASC 805, “Business Combinations” (ASC 805), requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. The acquisition method of accounting, in accordance with ASC 805, uses the fair value concepts defined in ASC 820, “Fair Value Measurement” (ASC 820). The historical consolidated financial information has been adjusted in the pro forma financial statements to give effect to pro forma events that are (1) directly attributable to the Merger, (2) factually supportable, and (3) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the consolidated results.

ASC 820 defines fair value, establishes the framework for measuring fair value for any asset acquired or liability assumed under U.S. GAAP, expands disclosures about fair value measurements, and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measurements. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of an asset or liability. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants, and as a result, assets may be required to be recorded which are not intended to be used or sold. Additionally, the fair value may not reflect Wright management’s intended use for those assets. Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

Assets acquired and liabilities assumed in a business combination that arise from contingencies must be recognized at fair value if the fair value can be reasonably estimated. If the fair value of an asset or liability that arises from a contingency cannot be determined, the asset or liability would be recognized in accordance with ASC 450, “Disclosure of Certain Loss Contingencies” (ASC 450). If the fair value is not determinable and the ASC 450 criteria are not met, no asset or liability would be recognized. At this time, to the extent contingencies exist, Wright management does not have sufficient information to determine the fair value of Cartiva’s contingencies acquired. If information becomes available, which would permit Wright management to determine the fair value of these acquired contingencies, these amounts will be adjusted in accordance with ASC 820. Wright has a valuation allowance on its deferred tax assets and, for purposes of these pro forma financial statements, anticipates the provision of a valuation allowance on the deferred tax effects of the pro forma adjustments. As such, Wright expects the net impact to the pro forma financial statements to be immaterial.

The pro forma financial statements have been prepared in accordance with U.S. GAAP. These pro forma financial statements include the accounts of Cartiva presented on a calendar year-end and Wright, which is determined on a 52-week basis consisting of four 13-week quarters, with year-end falling on the Sunday nearest to December 31. Both companies had a balance sheet date of December 31, 2017 and September 30, 2018. However, the 2017 fiscal period began on December 26, 2016 for Wright and January 1, 2017 for Cartiva. There were no material intervening events that occurred involving the two entities between December 26, 2016 and January 1, 2017.

3. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

The estimated pro forma adjustments as a result of recording assets acquired and liabilities assumed at their respective fair values in accordance with ASC 805 discussed below are preliminary. An independent third-party valuation firm assisted in performing the preliminary valuation. Wright’s management assumes responsibility for the valuation performed by these appraisers. The final valuation of acquired assets and liabilities assumed will be determined at a later date and is dependent on a number of factors, including the final evaluation of the fair value of Cartiva’s tangible and identifiable intangible assets acquired and liabilities assumed. The final valuation of assets acquired and liabilities assumed may be materially different than the fair value of assets acquired and liabilities assumed resulting from the estimated pro forma adjustments.

The following presents the preliminary consideration and estimated fair value of Cartiva’s assets acquired and liabilities assumed as if the Merger had closed on September 30, 2018 (in thousands):

	Note		Amount
Purchase Price			$434,597
Recognized amounts of identifiable assets acquired and liabilities assumed
Book value of net assets acquired as of September 30, 2018			13,944
Less: Transaction costs expected to be incurred by Cartiva			(8,786)

Adjusted book value of net assets assumed			5,158
Adjustments to book value of net assets acquired:
Identifiable intangible assets at fair value	3	(a)	81,000
Increase inventory to fair value	3	(g)	1,409

Goodwill			$347,030

a.	For purposes of the pro forma financial statements, the general categories of the acquired identifiable intangible assets are expected to be the following:

•	Customer relationships;

•	Developed technology; and

•	In-process research and development (IPRD).

The following presents the the preliminary fair value of those identifiable intangible assets (in thousands):

Amount
Identifiable intangible assets
Customer relationships	$52,000
Developed technology	28,000
IPRD	1,000

Estimated fair value of identified intangible assets	$81,000

Some of the more significant assumptions inherent in the development of identifiable intangible asset fair values, from the perspective of a market participant, include: the amount and timing of projected future cash flows (including revenue, cost of sales, research and development costs, sales and marketing expenses, capital expenditures, and working capital requirements) as well as estimated contributory asset charges; the discount rate selected to measure inherent risk of future cash flows; and the assessment of the asset’s life cycle and the competitive trends impacting the asset, among other factors. These assumptions will be adjusted accordingly, if the final identifiable intangible asset valuation generates results that differ from this estimate or if the above scope of intangible assets is modified, including corresponding useful lives and related amortization methods. The final valuation will be completed within 12 months of the completion of the Merger.

b.

Pursuant to Wright’s credit agreement with Midcap Financial Trust, Cartiva was required to pay off the outstanding principal of its bank term debt. The pro forma financial statements are adjusted to represent the payment of the bank term debt. Interest was deemed to be immaterial.

c.	Reflects the preliminary fair value of goodwill related to the Merger of $347.0 million.

d.	Represents $8.8 million of estimated transaction costs incurred by Cartiva subsequent to September 30, 2018, which would have reduced net assets acquired.

e.	Represents the elimination of Cartiva’s historical additional paid-in capital, accumulated other comprehensive income, and retained earnings (accumulated deficit).

f.

Represents $5.4 million of estimated acquisition-related transaction costs incurred by Wright subsequent to September 30, 2018, which would have reduced cash with a corresponding increase to accumulated deficit.

g.

To record an estimated $1.4 million increase to Cartiva’s inventory to present inventory at estimated fair value. The pro forma unaudited condensed combined statement of operations does not reflect the amortization of the inventory fair value increase since it is not expected to have a continuing impact on the consolidated results. This charge will be included in the combined company’s consolidated statement of operations subsequent to the Merger and is expected to be released over the normal sales cycle, estimated to be approximately twelve months.

h.	Represents cash paid to Cartiva stockholders in the amount of $434.6 million.

4. Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments

a.

To record estimated pro forma amortization expense of $5.6 million and $7.5 million for the nine months ended September 30, 2018 and fiscal year ended December 31, 2017, respectively, associated with the pro forma adjustment for finite-lived intangible assets discussed in Note 3(a).

The following pro forma amortization has been estimated on a preliminary basis, using the straight-line method over the estimated useful life (in thousands, except estimated useful life):

	Estimated Fair Value	Estimated Useful Life	Nine Months Ended September 30, 2018	Fiscal Year Ended December 31, 2017
Customer relationships	$52,000	15	$2,600	$3,467
Developed technology	28,000	7	3,000	4,000

Pro forma amortization expense			$5,600	$7,467

b.

Certain merger-related transaction costs have been expensed in Wright’s and Cartiva’s historical statements of operations. As merger-related transaction costs are non-recurring items, they have not been reflected in the unaudited pro forma condensed combined statements of operations. An adjustment totaling $0.7 million has been reflected in the unaudited pro forma condensed combined statement of operations to remove merger-related transaction costs of $0.6 million that were expensed by Wright and $0.1 million that were expensed by Cartiva during the nine months ended September 30, 2018.

5. Net Loss Per Share

Pro forma net loss from continuing operations per share for the nine months ended September 30, 2018 and fiscal year ended December 31, 2017 have been calculated based on the estimated weighted average number of Wright ordinary shares outstanding on a pro forma basis. The pro forma weighted average shares outstanding have been calculated as if the 18.2 million shares issued in connection with the August 24, 2018 equity offering, which funded the Merger, had been issued and outstanding as of December 26, 2016, the beginning of fiscal year 2017.